UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 9, 2011

CHS Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Minnesota	0-50150	41-0251095
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

5500 Cenex Drive, Inver Grove Heights, Minnesota		55077
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	651-355-6000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On June 9, 2011, CHS Inc. (the "Company") entered into a Note Purchase Agreement (the "Note Purchase Agreement") with certain accredited investors signatory thereto (collectively, the "Purchasers") pursuant to which the Company issued and sold, in a private placement, senior notes in the aggregate principal amount of $500,000,000. The notes were issued in four series, in the following designations and aggregate principal amounts: (i) $130,000,000 aggregate principal amount of 4.08% Series L Senior Notes due June 9, 2019 (the "Series L Notes"), (ii) $160,000,000 aggregate principal amount of 4.52% Series M Senior Notes due June 9, 2021 (the "Series M Notes"), (iii) $130,000,000 aggregate principal amount of 4.67% Series N Senior Notes due June 9, 2023 (the "Series N Notes"), and (iv) $80,000,000 aggregate principal amount of 4.82% Series O Senior Notes due June 9, 2026 (together with the Series L Notes, the Series M Notes and the Series N Notes, the "2011 Notes"). Under the Note Purchase Agreement, the Company may from time to time issue additional series of notes pursuant to the Note Purchase Agreement (collectively, "Additional Notes" and, together with the 2011 Notes, the "Notes"), on the terms and subject to the conditions set forth in the Note Purchase Agreement, and provided that the aggregate principal amount of all Notes outstanding at any time may not exceed $1,500,000,000.

The Note Purchase Agreement requires the Company to offer to prepay all of the outstanding Notes in full, together with unpaid accrued interest to the date of prepayment, in the event of a Change of Control of the Company (as defined in the Note Purchase Agreement). The Note Purchase Agreement also provides that the Company may prepay all or any part of the Notes, as provided in the Note Purchase Agreement, at 100% of the principal amount prepaid, plus interest thereon to the date of prepayment and the Make-Whole Amount.

The Note Purchase Agreement contains customary representations, warranties and covenants, including financial covenants (i) not to permit the ratio of Consolidated Funded Debt to Consolidated Cash Flow to exceed 3.00 to 1.00 as provided in the Note Purchase Agreement, (ii) not to permit the ratio of Adjusted Consolidated Funded Debt to Consolidated Members’ and Patrons’ Equity to exceed 0.80 to 1.00 at any time, and (iii) not to, and not to permit any of its subsidiaries to, incur Priority Debt if such incurrence would cause all Priority Debt outstanding to exceed 20% of the Company’s Consolidated Net Worth. In addition, the Note Purchase Agreement includes customary events of default, including cross-defaults relating to other indebtedness. If certain events of default occur and are continuing, holders of a majority in aggregate principal amount of Notes then outstanding may accelerate and require the Company to repay all outstanding Notes; in certain circumstances involving the insolvency or bankruptcy of the Company, such acceleration would be automatic. In addition, in the case of certain non-payment defaults that have occurred and are continuing, any holder of Notes affected by the default may accelerate such holder’s Notes.

The 2011 Notes are unsecured and rank at least pari passu with all of the Company’s other unsecured senior debt. Interest on the 2011 Notes will be paid semiannually. Net proceeds from the issuance of the 2011 Notes will be used for working and general capital requirements.

The foregoing description of the Note Purchase Agreement is only a summary and is qualified in its entirety by reference to the full text of the Note Purchase Agreement, a copy of which is filed as Exhibit 10.1 hereto and incorporated herein by reference. Certain portions of Exhibit 10.1 have been omitted from this Current Report on Form 8-K pursuant to a Confidential Treatment Request that the Company intends to file with the Securities and Exchange Commission at the time of filing this Current Report on Form 8-K.

Certain Purchasers under the Note Purchase Agreement are also holders of notes previously issued by the Company in private placement offerings.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1 Note Purchase Agreement dated as of June 9, 2011 between CHS Inc. and each of the Purchasers signatory thereto. (Pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, confidential portions of this Exhibit have been deleted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.)

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHS Inc.

June 13, 2011	By:	/s/ David A. Kastelic

Name: David A. Kastelic
Title: Executive Vice President and Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

10.1	Note Purchase Agreement dated as of June 9, 2011 between CHS Inc. and each of the Purchasers signatory thereto. (Pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, confidential portions of this Exhibit have been deleted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.)